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                                                                    EXHIBIT 10.1

                                                              RECEIVED FOR ENTRY
                                                                      11:00 a.m.
                                                                   August 9 1996
                                                                      By   ACB
                                                                    Deputy Clerk

                     IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE MIDDLE DISTRICT OF TENNESSEE
                               NASHVILLE DIVISION


IN RE:                                      )      CASE NO. 396-06840
                                            )
COMPTRONIX CORPORATION                      )      CHAPTER 11
Three Maryland Way, Suite 140               )
Brentwood, TN 37027                         )      JUDGE LUNDIN
EIN: 63-0860282                             )
                                            )
                 Debtor.                    )


                   STIPULATION AND CONSENT ORDER AUTHORIZING
                         DEBTOR TO USE CASH COLLATERAL

         Comptronix Corporation, a Delaware Corporation, the Debtor and Debtor in Possession (the "Debtor") in this case under Title 11 of the United States Code (the "Bankruptcy Code"), has moved the Court pursuant to Section 363(c)(2) of the Bankruptcy Code and Rule 4001(b) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") for an order authorizing the Debtor to use cash collateral in the operation of its business for a limited time on the terms provided herein. The CIT Group/Business Credit, Inc. ("CIT") claims a security interest in and first priority lien on, inter alia, all of the Debtor's present and future acquired
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inventory, accounts, general intangibles, equipment, documents of title and the proceeds thereof. Upon consideration of the Debtor's motion, and the Debtor and CIT having each consented hereto, the Court hereby finds as follows:

                                       1.

        On August 8, 1996 (the "Petition Date"), the Debtor commenced this Chapter 11 case (the "Case") by filing a voluntary petition under the Bankruptcy Code. The Debtor is operating its business and managing its affairs as a Debtor in Possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

                                        2.

         The Court has jurisdiction over this matter pursuant to 28 U.S.C. Section Section 157 and 1334. This is a core proceeding pursuant to 28 U.S.C.
Section  157(b)(2).

                                        3.

         The Debtor has immediate cash needs in order to meet payroll, to pay other customary and necessary day to day expenses, and to prevent immediate and irreparable harm to the estate. As of the Petition Date, the Debtor has little cash available, and is therefore dependent on collection of its accounts and the proceeds





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of the sale of its inventory to provide cash to fund ongoing operations.

                                        4.

         Since November 22, 1993, CIT has provided the Debtor a revolving line of credit, term loan and letter of credit facility (collectively, the "CIT Loans"), and CIT claims, to secure the CIT Loans, a fully perfected, non-avoidable first priority security interest in, among other things, Debtor's accounts receivable, instruments, contract rights, chattel paper, general intangibles, inventory, equipment, fixtures, documents of title, and all proceeds thereof (collectively, the "Pre-petition Collateral"), pursuant to the terms and conditions of that certain Financing Agreement between CIT and the Debtor dated November 22, 1993, as amended from time to time (the "CIT Financing Agreement"; the CIT Financing Agreement and all other related documents and agreements are referred to herein as the "CIT Agreements"). The portion of the Pre-petition Collateral consisting of CIT's cash collateral within the meaning of Section 363(a) of the Bankruptcy Code is referred to herein as the "Cash Collateral" and includes collections of the Debtor's accounts receivable, contract rights,





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chattel paper, general intangibles and proceeds of the sale of the Debtor's inventory.

                                      5.

         Immediate use of the Cash Collateral is required to continue the Debtor's operations and thereby maximize the prospects for a successful reorganization pursuant to a plan or Section 363 of the Bankruptcy Code. CIT has informed the Debtor that it will not consent to the Debtor's use of the Cash Collateral without the entry by the Court of this Order.

                                       6.

        As protection for CIT's interest in the Pre-petition Collateral, CIT requires that it be provided with a replacement lien as provided herein in accordance with the provisions of Section 36 1(2) of the Bankruptcy Code.

                                        7.

        No committee of unsecured creditors has yet been appointed in this case. A copy of this Order shall be served on the parties specified in Paragraph (U) below pursuant to the provisions of such Paragraph.





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                                       8.

         Good cause has been shown for the entry of this Order, and the Court finds the Debtor's use of the Cash Collateral, to the extent authorized herein, is necessary to avoid immediate and irreparable harm to the Debtor's estate. Among other things, the entry of this Order will minimize disruption of the Debtor's business and operations as a going concern, will enhance the Debtor's ability to formulate a successful plan of reorganization, and is in the best interests of the Debtor, its creditors, and its estate.

         In accordance with the foregoing findings, it is hereby ORDERED as follows:

         (A) The Debtor is authorized to use Cash Collateral in accordance with the terms and conditions of this
Order until the earlier (the "Termination Date") of (i) August 30, 1996 and
(ii) the date the Debtor's right to use Cash Collateral terminates in accordance with paragraph (J) below.

         (B) As protection for the diminution in value of the Pre-petition Collateral during the pendency of this Order by reason of the use of the Cash Collateral, the Debtor is hereby authorized and directed to grant to CIT, and CIT is hereby granted, to secure





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"Collateral Diminution" (as hereafter defined), a valid, attached, choate, enforceable, perfected and continuing security interest in and lien upon all assets comprising the estate of the Debtor under Section 541 of the Bankruptcy Code which do not constitute Pre-petition Collateral, including, without limitation, (i) all avoidance claims against and recoveries from any person whatsoever under Sections 544, 545, 547, 548 and 553 of the Bankruptcy Code, whether acquired, created or arising before or after the Petition Date and (ii) any property acquired after the Petition Date which does not constitute proceeds of Pre-petition Collateral (collectively, the "Replacement Collateral"), subject only to (x) valid, perfected and non-avoidable pre-petition security interest in equipment, if any, and (y) the security interests and liens described in paragraph (C) below. The term "Collateral Diminution" means, with reference to property of the Debtor, the amount by which (A) the sum at the Debtor's book value, on the Petition Date, of inventory, plus accounts and other receivables, plus cash on hand exceeds (B) the sum at the Debtor's book value, on the Termination Date, of inventory, plus accounts and other receivables, plus cash on hand, on the termination date.





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         (C)     The security interests and liens in favor of CIT in the
Replacement Collateral shall be subject, but only to the extent of $50,000.00, to the administrative claims of Bass, Berry & Sims, bankruptcy counsel for the Debtor (or any successor bankruptcy counsel for the Debtor), for fees and expenses allowed by this Court pursuant to Sections 330 and 331 of the Bankruptcy Code and Bankruptcy Rule 2016 or Section 503(b) of the Bankruptcy Code, but not including any fees or expenses related to the investigation of, preparation for, or commencement or prosecution of, any claims or proceedings against CIT or its claims or security interests in and liens on the Pre-petition Collateral or the Replacement Collateral, other than the investigation of whether CIT's security interest in the Pre-Petition Collateral was properly perfected. The right of CIT to object to the reasonableness of any fees or expenses of Bass, Berry & Sims hereby is reserved.

         (D) The security interests and liens granted to CIT in the Replacement Collateral pursuant to paragraph (B) hereof: (i) shall not now or at any time hereafter be (a) subject to any lien or security interest which is avoided and preserved for the benefit of the estate of the Debtor under Section 551 of the Bankruptcy Code; or (b) subordinated to any other lien or claim under Section





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364(d) of the Bankruptcy Code or otherwise, and (ii) are deemed valid, perfected and enforceable security interests and liens at all times from and after the date hereof, without regard to whether such security interests and liens are perfected under applicable non-bankruptcy law.

         (E) Except as provided in paragraph (C) above, no costs or expenses of administration incurred in the Case, in any superseding case under Chapter 7 of the Bankruptcy Code following conversion of the Case pursuant to
Section 1112 of the Bankruptcy Code, or in any other cases related thereto will be senior to or on a parity with the liens granted to CIT by this Order or to the priority administrative claims to which it would be entitled under Section 507(b) of the Bankruptcy Code.

         (F) CIT shall not be required to file any financing statement, mortgage, notice of lien or similar instrument in any jurisdiction or take any other action in order to validate and perfect the security interests and liens created hereunder, which security interests and liens are hereby deemed valid and properly perfected upon entry of this Order by this Court. If CIT chooses, in its sole discretion, to file such financing statements, mortgages, notice of lien or similar instruments or otherwise





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confirm perfection of such liens, all such documents shall be deemed to have been filed or recorded at the time and on the date of entry of this Order, whether or not so filed or recorded on such date, and the automatic stay of
Section 362 of the Bankruptcy Code hereby is deemed vacated and modified to permit the filing of any of the foregoing.

         (G) Debtor shall continue to maintain each of the depository accounts and cash management accounts that are in existence as of the Petition Date, or replace them with accounts subject to arrangements acceptable to CIT (all such accounts are collectively referred to as the "Cash Collateral Account").

         (H)     The Debtor shall at all times during the pendency of the Case:
(i) keep all Cash Collateral that comes into the Debtor's possession, custody, or control, together with all proceeds, products, or profits thereof, separate and distinct from all other property of the Debtor and of the Debtor's estate, with all such funds to be placed in the Cash Collateral Account; (ii) strictly account for all Cash Collateral, together with all proceeds, products, or profits thereof that come into the Debtor's possession, custody, or control;
(iii) keep records which shall be of such character as will reasonably be calculated to enable CIT





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to determine at any time the status of all Cash Collateral, together with all proceeds, products, or profits thereof; (iv) furnish to CIT, on Tuesday of each week, a weekly accounts and inventory confirmation statement for the week ending on the prior Friday, (v) furnish to CIT, on August 13th, 20th and 27th, 1996, a sales certificate showing sales during the 7 day period ending on August 9th, 16th and 23rd, respectively and (vi) permit CIT to inspect, audit, and make copies of and extract from all records and other papers in the possession, custody, or control of the Debtor pertaining to the Collateral in which it has an interest, together with all proceeds, products, or profits thereof, and pertaining to the financial condition and operations of the Debtor and compliance with the "Budget", as that term is defined in paragraph (L)(a) below.

         (I) The Debtor shall forthwith and hereafter deposit (through the existing lockbox arrangement or a replacement arrangement acceptable to CIT) in the Cash Collateral Account: (i) all Cash Collateral currently in the possession, custody, or control of the Debtor or its agents, employees, or representatives, together with all proceeds, products, or profits thereof; and
(ii) all other Cash Collateral, together with all





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proceeds, product, or profits thereof, hereafter collected by or on behalf of the Debtor. CIT specifically shall have the right to make inquiries of the lockbox and depository banks regarding the status of the Cash Collateral Account, and copies of the monthly account statements of the Cash Collateral Account shall be provided to CIT by such lockbox and depository banks or by the Debtor.

         (J) Sales of inventory for less than 85% of cost (other than (x) inventory which, prior to the Petition Date, was marked for sale at a lower price and (y) types of inventory which are sold below cost in the ordinary course of business in accordance with historical practices of the Debtor in existence prior to the Petition Date) shall require the consent of CIT. Until the Termination Date, the Debtor shall be responsible for the collection and receipt of all Cash Collateral and for the deposit (through the existing lockbox arrangement or a replacement lockbox arrangement acceptable to CIT) of all such Cash Collateral into the Cash Collateral Account in strict accordance with the provisions hereof. The term "Event of Default" shall mean the occurrence of any of the following:





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         (i) the breach by the Debtor of any warranty, representation or covenant of any of any of the following provisions of the CIT Financing
Agreement: (a) Section 6, paragraphs 3 and 4 (other than the last sentence thereof), Section 7, paragraphs 2, 3, 4, 5, 6 (but only with respect to taxes arising after the Petition Date), 7, 17, 18, 19 (but only with respect to E. Townes Duncan) and 21 (but only with respect to taxes arising after the Petition Date), Section 8, paragraphs 1, 2, 3, 7, 8, 10 and 12;

         (ii) the failure of the Debtor to have sales in an aggregate amount on a cumulative basis as of the dates set forth in the weekly sales projection set forth in the Budget attached hereto as Exhibit "A" and by reference made a part hereof (the "Budget") at least equal to 90% of the cumulative sales projected for such dates;

         (iii) the sale of inventory for less than 85% of cost (other than (x) inventory which, prior to the Petition Date, was marked for sale at a lower price and (y) types of inventory which are sold below cost in the ordinary course of business in accordance with historical practices of the Debtor in existence prior to the Petition Date) without the consent of CIT;





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         (iv) if, on or before August 15, 1996, the Debtor has not obtained, to the satisfaction of CIT, in the exercise of its reasonable discretion, confirmation from the Debtor's customers that the purchase orders in existence on the Petition Date will remain in effect;

         (v) if, after the application of all cash on hand to outstanding principal under the revolving line of credit portion of the CIT Loans, the amount by which Availability (as defined in the CIT Financing Agreement) is less than $0.0 would be more than $1,744,863.59;

         (vi) the occurrence of any other breach or default under or non-compliance with the terms of this Order; or (vii) the appointment of a trustee in the Case or the conversion of the Case to a Chapter 7 case.

         Upon the occurrence of an Event of Default, CIT may elect to terminate the Debtor's right to use Cash Collateral by giving notice of termination, whereupon the Debtor's right to use Cash Collateral pursuant to this Order shall terminate on the third (3rd) Business Day following such notice, unless the Debtor has cured such Event of Default within such 3 Business Day period. The automatic stay and all of Debtor's rights and privileges





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hereunder shall remain in full force and effect pending order of this Court.
Nothing in this Order shall be construed to limit CIT's or Debtor's right to seek modification of this Consent Order, whether or not the Debtor remains in compliance with its terms.

         (K) No funds shall be deposited in the Cash Collateral Account other than those deposited therein in accordance with paragraphs (H) and (I) hereof.

         (L) No funds shall be disbursed from the Cash Collateral Account except as follows:

                 (a) The Debtor shall be authorized to make disbursements from funds held in the Cash Collateral Account only for the payment of the actual expenses necessary to the operation of the Debtor's business pursuant to the provisions hereof and the Budget. The funds deposited in the Cash Collateral Account, and other Cash Collateral, shall not be disbursed or otherwise used for the payment of any other expenses incurred by or on behalf of the Debtor without prior authorization from CIT or the Court. The Debtor shall pay to CIT, promptly after receipt thereof, 100% of the proceeds (net of the usual and customary direct selling expenses) of the sale of any equipment or fixtures. Such amounts





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may be applied by CIT to payment of the CIT Loans in such order of application as it shall determine, and the automatic stay of Section 362 of the Bankruptcy Code hereby is deemed vacated and modified to permit such application. Funds in the Cash Collateral Account shall not be used for the payment of any expenses incurred by or on behalf of any party or entity other than the Debtor or commingled with funds used for the payment of expenses incurred by or on behalf of any party other than the Debtor. In addition, unless otherwise ordered by this Court, the Debtor shall not use any Cash Collateral:

                          (i)  for payment of any pre-petition debts or
obligations of the Debtor or pre-petition claims against the Debtor, unless specifically authorized to do so by this Court after notice and hearing provided, however, that pre-petition insurance premiums and pre-petition wages, expenses and benefits may be paid to employees, officers and directors of the Debtor if authorized by the Court, without notice and a hearing;

                          (ii)  for the payment of any debts or obligations of
the Debtor which are not directly related to the operations of, or efforts to dispose of, the business of the Debtor;





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                          (iii) for the payment to any company, individual or
entity related to the Debtor as an insider, as defined in Section 101(31) of the Bankruptcy Code, other than salaries, expenses and benefits payable to the officers and directors of the Debtor in the ordinary course of business; or

                          (iv) for the posting of or otherwise securing the
Debtor's reimbursement obligations under the outstanding letter of credit issued pursuant to the CIT Financing Agreement.

                 (b) The actual expenses necessary to the operation of and efforts to dispose of the Debtor's business shall include only those categories of expenses set forth in the Budget. To the extent that any expenditure will exceed 100% of the corresponding line item in the Budget, the Debtor must seek prior approval of CIT before such expenditure can be made. If CIT objects to the requested payment within 3 days after receiving notice of same, the Debtor may not make the requested expenditure without further order of the Court, after notice and a hearing.

         (M) The Debtor shall deliver to CIT such financial and other information concerning the business and financial affairs of the Debtor as are required by the CIT Agreements or as CIT may reasonably request from time to time.





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         (N)     CIT shall have no obligation to make any payment, and shall have no liability for payment or nonpayment, of any expenses or other obligations of the Debtor, including, without limitation, payroll or other taxes or payment of any professionals for the Debtor or any other person or party in interest.

         (O) Except as expressly stated herein, this Order is without prejudice to any rights of CIT or the Debtor under the CIT Agreements, under the Bankruptcy Code and the Bankruptcy Rules, or under other applicable law and shall not preclude the entry of other orders by this Court as may be appropriate and necessary to protect the interest of CIT, the Debtor, or other creditors and parties in interest in the Case. Specifically, this Order in no way constitutes a waiver (i) by CIT of its right to seek relief from the automatic stay, dismissal of the case, or adequate protection for the Debtor's use of the Pre-petition Collateral, or to exercise its other remedies under the CIT Agreements, the Bankruptcy Code and the Bankruptcy Rules, and other applicable law, and in no way constitutes the consent of CIT to the continued use of Cash Collateral beyond August 30, 1996, either upon the same terms set forth in this Order or upon different terms, or (ii) by the Debtor of its right to seek a prospective modification of this Order. This Order does not constitute a waiver of or





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prejudice the right of any committee appointed pursuant to Section 1103 of the
Bankruptcy Code (a "Committee") or the Debtor to (x) contest the validity, priority, or perfection of the security interests and liens of CIT in the Pre-petition Collateral pursuant to the CIT Agreements (but not in the Replacement Collateral pursuant hereto), or (y) to commence and prosecute any claims, actions or causes of action against CIT.

         (P) If any or all of the provisions of this Order are hereafter modified, vacated, or stayed, such modification, vacation, or stay shall not affect the validity of the Debtor's use of Cash Collateral under the provisions hereof prior to the effective date of such modification, vacation, or stay and shall not affect the validity and enforceability of any security interests, liens, security titles, or priorities authorized or created hereby as adequate protection for such use of Cash Collateral. Notwithstanding any such modification, vacation, or stay, the Debtor's use of Cash Collateral prior to the effective date of such modification, vacation, or stay shall be governed in all respects by the original provisions of this Order, and CIT shall be entitled to all of the rights, remedies, privileges, and benefits granted herein as adequate protection for such use of Cash Collateral.



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         (Q) The entry of this Order shall not constitute a waiver of any
Pre-petition default or of any right or remedy of CIT under applicable non-bankruptcy law.

         (R) The Debtor may not sell Pre-petition Collateral other than in the ordinary course of business without CIT's prior written consent or order of this Court after notice and a hearing.

         (S) Except to the extent inconsistent with the terms of this Order, the provisions of the CIT Agreements shall remain in full force and effect, and CIT shall be entitled to all rights and privileges thereunder.

         (T) All notices required to be given in this Order shall be written notices and sent by facsimile transmission as follows: (i) if to the Debtor, to the Debtor c/o E. Townes Duncan at 615-377-3993 and to the attorneys for the Debtor listed on the last page of this Order at 615-742-6293, and (ii) if to CIT, to CIT c/o Jerrold K. Brown at 770-551-7899 and to the attorneys for CIT listed on the last page of this Order at 404-581-8330. All notices under this Order shall be effective upon receipt.

         (U) The expenses described in the Budget are necessary to avoid immediate and irreparable harm to the estate pending a final hearing. This Order is interim only, and shall terminate on the Termination Date, on which date the Debtor's right to use Cash


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Collateral also shall terminate.  Due to the extreme emergency nature of this situation, the Court is entering this Order immediately, without notice, but only for the limited purpose of permitting the payment of expenses provided in the Budget. Upon entry of this Order, the Debtor shall serve a copy of this Order upon the United States Trustee, the Debtor's 20 largest unsecured creditors, and all other parties in interest as required by the Bankruptcy Rules. Any objections shall be made in writing and filed and served by August 23, 1996 on counsel for the Debtor, Bass, Berry & Sims, 2700 First American Center, Nashville, 37238; Attention: John H. Bailey, III, Esq. with a copy to counsel for CIT, Jones, Day, Reavis & Pogue, 3500 One Peachtree Center, 303 Peachtree Street, N.E., Atlanta, Georgia 30308; Attention: Christopher L. Carson, Esq., and if any such objections are timely filed, a hearing thereon shall be held on August 27, 1996 at 9:00 a.m.

         SO ORDERED, this 9th day of August, 1996.


                                            /s/ Keith M. Lundin
                                           --------------------


                                           Judge, United States Bankruptcy
                                           Court for the Middle District of
                                           Tennessee, Nashville Division


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         This Order is consented and agreed to by the Debtor and CIT this 8th day of August, 1996.


/s/ Christopher L. Carson
- ----------------------------------------
by JHB III per telephone, August 8, p.m.
Christopher L. Carson
Georgia Bar No. 112900
Jones, Day, Reavis & Pogue
3500 One Peachtree Center
303 Peachtree Street, N.E.
Atlanta, Georgia 30308-3242
404-581-8035

Attorneys for CIT





/s/ John H. Bailey, III
- ----------------------------------------
John H. Bailey, III
Bass, Berry & Sims
2700 First American Center
Nashville, Tennessee 37238
615-742-6203

Attorneys for the Debtor



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